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                           DESCRIPTION OF DEBENTURES

     The Debentures are to be issued under an Indenture, dated as of October 15, 1997 (the "Indenture"), between the Company and First Union National Bank, as Trustee (the "Trustee"). A copy of the Indenture substantially in the form in which it is to be executed has been filed as an exhibit to the Registration Statement. The following summarizes the material provisions of the Indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definition therein of certain terms. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference.

General

     The Debentures will be limited to $60,000,000 aggregate principal amount (or $69,000,000 aggregate principal amount assuming exercise in full of the Underwriters' over-allotment option), will be unsecured subordinated obligations of the Company, and will mature on October 15, 2004. The Debentures
will bear interest from October   , 1997 at the rate per annum shown on the
cover page of this Prospectus. Interest will be payable semi-annually on April 15 and October 15 of each year ("Interest Payment Dates"), subject to certain exceptions, commencing April 15, 1998, to the person in whose name the Debenture is registered at the close of business on the first day of April or October, as the case may be ("Regular Record Date"), next preceding such Interest Payment Date. Principal of, premium, if any, and interest on the Debentures will be payable, and the Debentures will be convertible and exchangeable and transfers thereof will be registrable, at the office of the Trustee or the office or agency of the Company maintained for such purpose in the City of Philadelphia or New York and at any other office or agency maintained by the Company for such purpose, provided that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Debenture Register. All payments of interest and principal will be made in United States Dollars. (Sections 3.01, 3.05, 3.07, 10.02, 12.02 and 13.01)

     The Debentures will be issued only in registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Section 3.02) No service charge will be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Conversion Rights

     The Debentures will be convertible into Common Stock at any time prior to redemption (except as set forth in the following sentence) or maturity, initially at the conversion price stated on the cover page hereof. The right to convert Debentures called for redemption will terminate at the close of business on the Business Day immediately preceding a Redemption Date and will be lost if not exercised prior to that time. (Section 12.01) See "Optional Redemption."

     Debentures surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. No other adjustment for interest or dividends is to be made upon conversion. (Sections 3.07 and 12.02) Fractional shares of Common Stock will not be issued upon conversion, but in lieu thereof, the Company will pay a cash adjustment based upon market price. (Section 12.03)

     The Conversion Price is subject to adjustment (under formulae set forth in the Indenture) under certain circumstances, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price; (iii) certain subdivisions and combinations of Common Stock; (iv) the issuance as a dividend or distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness, cash or other assets of the Company (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the


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Company or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent such distributions, combined with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, plus
(B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made, plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. (Section 12.04) In the case of certain consolidations or mergers to which the Company is a party or the conveyance or transfer of the properties and assets of the Company substantially as an entirety, each Debenture then outstanding would, without the consent of any Holders of Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of shares of Common Stock into which the Debenture might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon the consolidation, merger, conveyance or transfer (provided that if the kind or amount of securities, cash or other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). (Section 12.10)

Subordination of Debentures

     The Debentures will be subordinated and subject, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. (Section 13.01) Senior Indebtedness is defined to include the principal of, premium, if any, interest and other amounts due on any indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed by the Company, for money borrowed from others (including obligations under capitalized leases or purchase money indebtedness) or in connection with the acquisition by the Company or a Subsidiary of any other business or entity, or in respect of letters of credit or bid, performance or surety bonds issued for the account or on the credit of the Company or a Subsidiary, and, in each case, all renewals, extensions and refundings thereof, other than (i) any such indebtedness as to which, in the instrument creating or evidencing the same, it is provided that such indebtedness is not superior in right of payment to the Debentures, (ii) indebtedness of the Company to any Affiliate and (iii) the Debentures. (Section 1.01) At September 30, 1997, the Company had approximately $1,975,000 of outstanding indebtedness that would have constituted Senior Indebtedness under the Indenture. The Indenture does not limit the amount of Senior Indebtedness that the Company may incur.

     No payments of principal of, premium, if any, or interest on the Debentures may be made and no Debentures may be redeemed, retired or purchased if the Company is then in default in the payment of any Senior Indebtedness or if at the time any other Event of Default under the terms of any Senior Indebtedness exists permitting acceleration thereof. Upon any payment or distribution of assets of the Company in the event of any insolvency, reorganization, liquidation or similar proceeding, all Senior Indebtedness must be repaid in full (including any interest thereon accruing after the commencement of any proceeding) before the Holders will be entitled to receive or retain any payment. If the Debentures are declared due and payable before their Stated Maturity because of the occurrence of an Event of Default, no payment may be made in respect of the Debentures unless and until all Senior Indebtedness shall have been paid in full. (Section 13.02)

     By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than Holders, and creditors of the Company who are neither holders of Senior Indebtedness nor Holders may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders.

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Optional Redemption

     The Debentures will be redeemable upon not less than 30 nor more than 60 days' notice by mail at any time, as a whole or in part, at the election of the Company, at a Redemption Price equal to the percentage of the principal amount set forth below if redeemed in the 12-month period beginning October 15 of the years indicated:



                          Redemption              Redemption
                 Year       Price        Year       Price
                 ----     ----------     ----     -----------
                 2000                    2002
                 2001                    2003

and thereafter at a Redemption Price equal to 100% of the principal amount, with accrued interest to the Redemption Date (subject to the right of Holders of record on Regular Record Dates to receive interest due on an Interest Payment Date), provided that the Company may not redeem any Debentures prior to October 15, 2000. (Sections 2.03, 11.01, 11.04, 11.05 and 11.06)

Certain Rights to Require Repurchase of Debentures by the Company

     In the event of any Change in Control (as defined below) of the Company occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change in Control as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. (Section 14.01) On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on the Repurchase Date. (Section 14.03) Neither the Board of Directors of the Company nor the Trustee, acting alone or together, can modify or waive this required repurchase of the Debentures.

     Failure by the Company to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. (Section 5.01)

     On or before the 15th day after the occurrence of a Change in Control, the Company is obligated to mail to all Holders a notice of the event constituting and the date of such Change in Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures, and the procedures which a Holder must follow to exercise a repurchase right. To exercise the repurchase right, a Holder of a Debenture must deliver, on or before the 10th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being duly exercised, duly endorsed for transfer. (Section 14.02)

     A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock is converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any Affiliates thereof, shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company. Notwithstanding clause (iii) of the foregoing definition, a Change in Control shall not be deemed to have occurred solely by virtue of the Company, any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement

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plan or automatic dividend reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or
Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, whether in excess of 50% or otherwise. (Section 14.05) A recapitalization or a leveraged buyout or similar transaction involving members of Management or their Affiliates will constitute a Change in Control if it meets the foregoing definition.

     Notwithstanding the foregoing, a Change in Control as described above shall not be deemed to have occurred if (i) the Current Market Price of the Common Stock on the date of a Change in Control is at least equal to 105% of the Conversion Price of the Debentures in effect immediately preceding the time of such Change in Control, or (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change in Control to the holders of Common Stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the Debentures become convertible solely into such common stock, or
(iii) the consideration in the transaction giving rise to such Change in Control to the holders of Common Stock consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily Closing Price of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the Conversion Price of the Debentures in effect on the date immediately preceding the Closing Date of such transaction. (Section 14.05)

     There is no definition of the phrase "all or substantially all" as applied to the Company's assets and used in the definition of Change in Control in the Indenture, and there is no clear definition of such phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event the Company were to sell a significant amount of its assets, the Holders and the Company may disagree over whether the sale gave rise to the right of Holders to require the Company to repurchase the Debentures. In such case, the Holders would likely not be able to require the Company to repurchase unless and until the disagreement were resolved in favor of the Holders.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Change in Control could create an Event of Default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination of Debentures." The Company's ability to pay cash to the Holders upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

     In the event a Change in Control occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent Management. The Change in Control purchase feature, however, is not the result of Management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by Management to adopt a series of antitakeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings and the specific terms of this feature result from negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change in Control.

     The foregoing provisions would not necessarily afford Holders protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

Sinking Fund

     There will be no sinking fund established for the retirement of the Debentures.

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Modification of the Indenture

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of two-thirds in principal amount of the Outstanding Debentures provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debenture affected thereby, (i) change the stated maturity date of the principal of, or any installment of interest on, the Debentures, (ii) reduce the principal amount of, the rate of interest thereon, or any premium payable on, any Debentures, (iii) change the place of payment where, or the coin or currency in which, any Debenture or any payment or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any such payment when due, (v) adversely affect the conversion rights of the Holders, (vi) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders, (vii) adversely affect the right to require the Company to repurchase Debentures on a Change in Control, or (viii) reduce the percentage in principal amount of Debentures the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.02)

Events of Default; Notice and Waiver

     The following are to be Events of Default: (i) default in the payment of any interest, continued for 30 days; (ii) default in the payment of principal or premium, if any, when due; (iii) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date in accordance with the Indenture; (iv) default in the performance of any other covenant continued for 60 days after written notice to the Company as provided in the Indenture; (v) default in respect of indebtedness of the Company for money borrowed which results in acceleration of the maturity of $1 million or more of indebtedness, if such acceleration is not rescinded or indebtedness discharged within 30 days after written notice to the Company as provided in the Indenture; and (vi) certain events in bankruptcy, insolvency or reorganization. (Section 5.01) If any Event of Default shall happen and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures may declare the Debentures due and payable immediately. (Section 5.02) At any time after a declaration of acceleration with respect to the Debentures has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debentures may, under certain circumstances, rescind and annul such acceleration. (Section 5.02)

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless (i) the Holder previously has given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of not less than 25% in principal amount of the Outstanding Debentures have made written request, and offered reasonable indemnity, to the Trustee to institute proceedings as trustee, and (iii) within 60 days after such request, the Trustee has neither instituted such proceeding nor received from the Holders of a majority in aggregate principal amount of the Outstanding Debentures a direction inconsistent with the request. (Section 5.07)

     The Indenture will provide that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnification. (Section 6.03) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

     The Holders of a majority in principal amount of the Outstanding Debentures may on behalf of the Holders of all Debentures waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 10.07) The Holders of a majority in principal amount of the Outstanding Debentures may on behalf of the Holders of all Debentures waive certain past defaults except a default in payment of the principal of (or premium, if any) or interest on any Debenture or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debenture affected. (Section 5.13)


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Consolidation, Merger, Conveyance or Transfer

     The Indenture provides that the Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) any such successor assumes the Company's obligations under the Debentures and the Indenture, (ii) after giving effect thereto, no Event of Default shall have occurred and be continuing, and (iii) certain other conditions under the Indenture are met. (Section 8.01) Upon any such consolidation or merger, or any such conveyance or transfer of the properties and assets of the Company substantially as an entirety, the successor corporation formed by such consolidation, or into which the Company is merged, or to which such conveyance or transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company. The Company as the predecessor corporation shall be relieved of all obligations and covenants under the Indenture. (Section 8.02)

Governing Law

     The Indenture will provide that the Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

The Trustee

     First Union National Bank will be the Trustee under the Indenture.